For Immediate Release

Builders FirstSource Reports First Quarter 2025 Results

May 1, 2025 (Irving, TX) – Builders FirstSource, Inc. (NYSE: BLDR) today reported its results for the first quarter ended March 31, 2025.

First Quarter 2025 Highlights

All Year-Over-Year Comparisons Unless Otherwise Noted:

•
Net sales were $3.7 billion, a 6.0% decrease, driven by lower core organic sales, one fewer selling day, and commodity deflation, partially offset by growth from acquisitions.
•
Gross profit margin decreased 290 basis points to 30.5%, primarily driven by Single- and Multi-Family margin normalization as well as a below-normal starts environment.
•
Net income was $96.3 million, or diluted EPS of $0.84 compared to diluted EPS of $2.10 in the prior year period. Net income as a percent of net sales decreased by 402 basis points to 2.6%.
•
Adjusted EBITDA decreased 31.7% to $369.2 million, primarily driven by lower gross profit, partially offset by lower operating expenses after adjustments.
•
Adjusted EBITDA margin declined by 380 basis points to 10.1%, attributable to lower gross margin and reduced operating leverage.
•
Cash provided by operating activities was $132.3 million, a decrease of $184.9 million compared to the prior year period. The Company's free cash flow was $45.0 million, a decrease of 80.2%, compared to $227.6 million in the prior year period. The decrease was primarily driven by lower net income.
•
The Company repurchased 0.1 million shares of common stock at an average price of $131.51 for $12.8 million, inclusive of applicable fees and taxes.

"Given the current environment, I'm proud of our resilient results in the first quarter. These results reflect the strength of our differentiated product portfolio and our focus on operational excellence. While macro and industry dynamics continue to be unsettled, we remain confident in our ability to navigate any challenges by staying rooted in our strategy and focusing on the factors within our control. During these uncertain times, our role as trusted partners is vital as we help customers address affordability challenges and increase efficiency. We are laying the groundwork for future growth, and as the market recovers, we expect to outperform," commented Peter Jackson, CEO of Builders FirstSource.

Mr. Jackson continued, "We are committed to advancing our strong foundation and driving value creation for customers through investments in innovation. Our significant investments in value-added products, digital tools, and internal systems are cementing our leading industry position."

Pete Beckmann, CFO of Builders FirstSource, added, "Our first quarter results were driven by our durable business model and unwavering commitment to executing our strategy. We have a proven track record of generating strong free cash flow through the cycle and deploying capital in a disciplined manner in line with our capital allocation priorities. Our scale, differentiated platform, and talented team members give us confidence that we can compound value into the future. Despite the competitive environment, we are staying focused and investing for our future success."

First Quarter 2025 Financial Performance Highlights

All Year-Over-Year Comparisons Unless Otherwise Noted:

Net Sales

•
Net sales were $3.7 billion, a 6.0% decrease, driven by an 8.1% decline in core organic sales, a headwind from one fewer selling day of 1.6%, and commodity deflation of 1.0%, partially offset by growth from acquisitions of 4.7%.
•
Core organic net sales declined 8.1%. Multi-Family declined 32.7% and Single-Family declined 5.9%, while Repair and Remodel (“R&R”)/Other increased 3.6%. On a weighted basis, Multi-Family and Single-Family lowered net sales by 4.6% and 4.2%, respectively, while R&R/Other raised sales by 0.7%.

Gross Profit

•
Gross profit was $1.1 billion, a decrease of 14.2%. Gross profit margin percentage decreased 290 basis points to 30.5%, primarily driven by Single- and Multi-Family margin normalization as well as a below-normal starts environment.

Selling, General and Administrative Expenses

•
SG&A was $930.8 million, an increase of $4.5 million, or 0.5%, primarily driven by additional expenses from operations acquired within the last twelve months and our ongoing enterprise resource planning system implementation, partially offset by lower variable compensation due to lower core organic sales and lower intangible amortization. As a percentage of net sales, total SG&A increased by 160 basis points to 25.4%, primarily attributable to reduced operating leverage.

Interest Expense

•
Interest expense, net increased $16.6 million to $64.9 million, primarily due to higher average debt balances.

Income Tax Expense

•
Income tax expense was $23.2 million, compared to $66.5 million in the prior year period, primarily driven by a decrease in income before income tax. The effective tax rate in the first quarter decreased 100 basis points year-over-year to 19.4%, primarily related to favorable permanent and other differences, partially offset by a lower stock-based compensation windfall benefit.

Net Income

•
Net income was $96.3 million, or $0.84 earnings per diluted share, compared to net income of $258.8 million, or $2.10 earnings per diluted share, in the same period a year ago. The 62.8% decrease in net income was primarily driven by lower gross profit and higher net interest expense, partially offset by lower income tax expenses.

•
Net income as a percentage of net sales was 2.6%, a decrease of 402 bps from the prior year period, primarily due to lower gross profit margins and higher net interest expense, partially offset by lower income tax expenses.

Adjusted Net Income

•
Adjusted net income was $172.9 million, a decrease of 47.2%, primarily driven by lower gross profit and higher net interest expense, partially offset by lower operating expenses after adjustments and lower income tax expenses.

Adjusted Earnings Per Diluted Share

•
Adjusted earnings per diluted share was $1.51, compared to $2.65 in the same period a year ago. The 43.0% decrease was primarily driven by lower adjusted net income, partially offset by share repurchases.

Adjusted EBITDA

•
Adjusted EBITDA decreased 31.7% to $369.2 million, primarily driven by lower gross profit, partially offset by lower operating expenses after adjustments.
•
Adjusted EBITDA margin declined by 380 basis points from the prior year period to 10.1%, primarily due to lower gross profit margins and reduced operating leverage.

Capital Structure, Leverage, and Liquidity Information

•
For the three months ended March 31, 2025, cash provided by operating activities was $132.3 million, and cash used in investing activities was $912.1 million. The Company's free cash flow was $45.0 million, compared to $227.6 million in the prior year period, largely the result of lower net income and an increase in net working capital.
•
Liquidity as of March 31, 2025, was approximately $1.1 billion, consisting of $944 million in net borrowing availability under the revolving credit facility and $115 million of cash on hand.
•
As of March 31, 2025, LTM Adjusted EBITDA was $2.2 billion and net debt was $4.4 billion, resulting in the net debt to LTM Adjusted EBITDA ratio of 2.0x, compared to 1.1x in the prior year period.
•
In the first quarter, the Company repurchased 0.1 million shares of its common stock at an average price of $131.51 per share for $12.8 million, inclusive of applicable fees and taxes.
•
In April 2025, the Company repurchased 3.3 million shares of its common stock at an average price of $118.27 per share for $390.9 million, inclusive of applicable fees and taxes.
•
On April 30, 2025, the Board of Directors authorized the repurchase of up to $500 million of the Company’s outstanding shares of common stock, which includes the approximately $100 million remaining under its prior $1 billion share repurchase authorization announced in August 2024.
•
Since the inception of its buyback program in August 2021, the Company has repurchased 99.3 million shares of its common stock, or 48.1% of its total shares outstanding, at an average price of $80.90 per share for a total cost of $8.0 billion, inclusive of applicable fees and taxes.

Productivity Savings From Operational Excellence

•
For the first quarter, the Company delivered approximately $17 million in productivity savings related to operational excellence and supply chain initiatives.
•
The Company expects to deliver $70 million to $90 million in productivity savings in 2025.

2025 Full Year Total Company Outlook

For 2025, the Company expects to achieve the financial performance highlighted below. Projected Net Sales and Adjusted EBITDA include the expected impact of price, commodities, and margins for 2025.

•
Net Sales to be in a range of $16.05 billion to $17.05 billion.
•
Gross Profit margin to be in a range of 29.0% to 31.0%.
•
Adjusted EBITDA to be in a range of $1.7 billion to $2.1 billion.
•
Adjusted EBITDA margin to be in a range of 10.6% to 12.3%.
•
Free cash flow in the range of $800 million to $1.2 billion, assuming average commodity prices in the range of $400 to $440 per thousand board foot (mbf).

2025 Full Year Assumptions

The Company’s anticipated 2025 performance is based on several assumptions for the full year, including the following:

•
Within the Company’s geographies, Single-Family starts are projected to be down mid-single digits, Multi-Family starts down mid-teens, and R&R is projected to be flat.
•
Acquisitions completed within the last twelve months are projected to add net sales growth of 5.0% to 5.5%.
•
Total capital expenditures in the range of $350 million to $425 million.
•
Interest expense in the range of $260 million to $280 million.
•
An effective tax rate of 23.0% to 25.0%.
•
Depreciation and amortization expenses in the range of $550 million to $600 million.
•
One fewer selling day is projected to decrease net sales by 0.4% in 2025 versus 2024.

Conference Call

Builders FirstSource will host a conference call and webcast on Thursday, May 1, 2025, to discuss the Company’s financial results and other business matters. The teleconference will begin at 8:00 a.m. Central Time and will be hosted by Peter Jackson, Chief Executive Officer, and Pete Beckmann, Chief Financial Officer.

To participate in the teleconference, please dial into the call a few minutes before the start time at 800-445-7795 (U.S. and Canada) or 785-424-1699 (international), Conference ID: BLDRQ125. A replay of the call will be available at 12:00 p.m. Central Time through Thursday, May 8, 2025. To access the replay, please dial 800-839-5127 (U.S. and Canada) or 402-220-2692 (international). The live webcast and archived replay can also be accessed on the Company's investor relations website at investors.bldr.com under the Events and Presentations section. The online archive of the webcast will be available for approximately 90 days.

Upcoming Events

Management will participate in investor meetings at the Oppenheimer Industrial Growth Conference virtually on May 6, 2025, and the Truist Securities Industrials and Services Conference in Philadelphia on May 8, 2025.

About Builders FirstSource

Headquartered in Irving, Texas, Builders FirstSource is the largest U.S. supplier of building products, prefabricated components, and value-added services to the professional market segment for new residential construction and repair and remodeling. We provide customers an integrated homebuilding solution, offering manufacturing, supply, delivery, and installation of a full range of structural and related building products. We operate in 43 states with approximately 595 locations and have a market presence in 48 of the top 50 and 92 of the top 100 MSAs, providing geographic diversity and balanced end market exposure. We service customers from strategically located distribution and manufacturing facilities (some of which are co-located) that produce value-added products such as roof and floor trusses, wall panels, stairs, vinyl windows, custom millwork, and pre-hung doors. Builders FirstSource also distributes dimensional lumber and lumber sheet goods, millwork, windows, interior and exterior doors, and other specialty building products. www.bldr.com

Forward-Looking Statements

Statements in this news release and the schedules hereto that are not purely historical facts or that necessarily depend upon future events, including statements about forecasted financial performance or other statements about anticipations, beliefs, expectations, hopes, synergies, intentions or strategies for the future, may be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on forward-looking statements. In addition, oral statements made by our directors, officers and employees to the investor and analyst communities, media representatives and others, depending upon their nature, may also constitute forward-looking statements. As with the forward-looking statements included in this release, these forward-looking statements are by nature inherently uncertain, and actual results or events may differ materially as a result of many factors. All forward-looking statements are based upon information available to Builders FirstSource on the date this release was submitted. Builders FirstSource undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Forward-looking statements involve risks and uncertainties, many of which are beyond the Company’s control or may be currently unknown to the Company, that could cause actual events or results to differ materially from the events or results described in the forward-looking statements; such risks or uncertainties include those related to the Company’s growth strategies, including acquisitions, organic growth and digital strategies, or the dependence of the Company’s revenues and operating results on, among other things, the homebuilding industry and, to a lesser extent, repair and remodel activity, which in each case is dependent on economic conditions, including inflation, interest rates, consumer confidence, labor and supply shortages, and also lumber and other commodity prices. Builders FirstSource may not succeed in addressing these and other risks. Further information regarding factors that could affect our financial and other results can be found in the risk factors section of Builders FirstSource’s most recent annual report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) and may also be described from time to time in the other reports Builders FirstSource files with the SEC. Consequently, all forward-looking statements in this release are qualified by the factors, risks and uncertainties contained therein.

Non-GAAP Financial Measures

The financial measures entitled Adjusted EBITDA, LTM Adjusted EBITDA, Adjusted EBITDA margin, Adjusted net income, basic Adjusted net income per share, diluted Adjusted net income per share,

Adjusted SG&A, Adjusted SG&A as a percent of net sales, and Free cash flow are not financial measures recognized under GAAP and are therefore non-GAAP financial measures. The Company believes that these non-GAAP financial measures provide useful information to management and investors regarding certain financial and business trends relating to the Company’s financial condition and operating results.

Adjusted EBITDA is defined as GAAP net income before depreciation and amortization expense, net interest expense, income tax expense and other non-cash or special items including stock compensation expense, acquisition and related expense, technology implementation expense, debt issuance and refinancing costs, severance and gain on sale of assets and other one-time costs partially offset by the tax effect of those adjustments to net income. LTM Adjusted EBITDA is defined as Adjusted EBITDA for the last twelve consecutive months. Adjusted EBITDA margin is defined as Adjusted EBITDA divided by net sales. Adjusted net income is defined as GAAP net income before non-cash or special items including acquisition and related expense, technology implementation expense, debt issuance and refinancing cost and amortization expense partially offset by the tax effect of those adjustments to net income. Basic Adjusted net income per share is defined as Adjusted net income divided by weighted average basic common shares outstanding while diluted Adjusted net income per share is defined as Adjusted net income divided by weighted average diluted common shares outstanding. Adjusted SG&A is defined as GAAP SG&A expense before non-cash or special items including depreciation expense, amortization expense, stock compensation expense, acquisition and related expense, and technology implementation expense. Adjusted SG&A as a percent of sales is defined as Adjusted SG&A divided by net sales. Free cash flow is defined as GAAP net cash from operating activities less capital expenditures, net of proceeds from the sale of property, plant and equipment.

Company management uses Adjusted EBITDA, Adjusted EBITDA margin, Adjusted net income, basic Adjusted net income per share and diluted Adjusted net income per share as supplemental measures in its evaluation of the Company’s business, including for trend analysis, purposes of determining management incentive compensation and budgeting and planning purposes. Company management believes that these measures provide a meaningful measure of the Company’s performance and a better baseline for comparing financial performance across periods because these measures eliminate the effects of period to period changes, in the case of Adjusted EBITDA and Adjusted EBITDA margin, in taxes, costs associated with capital investments, net interest expense, stock compensation expense, and other non-cash and non-recurring items and, in the case of Adjusted net income and Adjusted net income per diluted share, in certain non-recurring items. Company management also uses free cash flow as a supplemental measure in its evaluation of the Company’s business, including for purposes of its internal liquidity assessments. Company management believes that free cash flow provides a meaningful evaluation of the Company’s liquidity.

The Company believes that these non-GAAP financial measures provide additional tools for investors to use in evaluating ongoing operating results, cash flows and trends and in comparing the Company’s financial measures with other companies in the Company’s industry, which may present similar non-GAAP financial measures to investors. However, the Company’s calculations of these financial measures are not necessarily comparable to similarly titled measures reported by other companies. Company management does not consider these financial measures in isolation or as alternatives to financial measures determined in accordance with GAAP. Furthermore, items that are excluded and other adjustments and assumptions that are made in calculating these non-GAAP financial measures are significant components in understanding and assessing the Company’s financial performance. These non-GAAP financial measures should be evaluated in conjunction with, and are not a substitute for, the Company’s GAAP financial measures. Further, because these non-GAAP financial measures are not determined in accordance with GAAP and are thus susceptible to varying calculations, the non-GAAP financial measures, as presented, may not be comparable to other similarly titled measures of other companies. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures are included in the tables below.

The Company’s Adjusted EBITDA outlook, free cash flow and full-year forecast for its effective tax rate on operations exclude the impact of certain income and expense items that management believes are not part of underlying operations. These items may include, but are not limited to, loss on early extinguishment of debt, restructuring charges, certain tax items, and charges associated with non-recurring costs such as professional and legal fees associated with our acquisitions and enterprise resource planning (ERP) program. The Company’s management cannot estimate on a forward-looking basis without unreasonable effort the impact these income and expense items will have on its reported net income, operating cash flow and its reported effective tax rate because these items, which could be significant, are difficult to predict and may be highly variable. As a result, the Company does not provide a reconciliation to the most comparable GAAP financial measure for its Adjusted EBITDA or free cash flow outlook or its effective tax rate on operations forecast. Please see the Forward-Looking Statements section of this release for a discussion of certain risks relevant to the Company’s outlook.

# # #

Contact:

Heather Kos

SVP, Investor Relations

Builders FirstSource, Inc.

investorrelations@bldr.com

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(unaudited)

	Three Months Ended March 31,
(in thousands, except per share amounts)	2025	2024
Net sales	$3,657,496	$3,891,352
Cost of sales	2,542,255	2,591,498
Gross margin	1,115,241	1,299,854
Selling, general and administrative expenses	930,800	926,257
Income from operations	184,441	373,597
Interest expense, net	64,892	48,336
Income before income taxes	119,549	325,261
Income tax expense	23,245	66,480
Net income	$96,304	$258,781

Net income per share:
Basic	$0.85	$2.12
Diluted	$0.84	$2.10
Weighted average common shares:
Basic	113,675	121,972
Diluted	114,339	123,371

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(unaudited)

	Three Months Ended March 31,
(in thousands)	2025	2024
Cash flows from operating activities:
Net income	$96,304	$258,781
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	145,031	140,381
Deferred income taxes	(10,638)	(8,368)
Stock-based compensation expense	14,238	16,900
Other non-cash adjustments	(6,774)	179
Changes in assets and liabilities, net of assets acquired and liabilities assumed:
Receivables	30,599	136,636
Inventories, net	(82,503)	(126,707)
Contract assets	(10,851)	(7,638)
Other current assets	(15,013)	(7,048)
Other assets and liabilities	(16,213)	(16,664)
Accounts payable	142,891	143,616
Accrued liabilities	(166,294)	(222,715)
Contract liabilities	11,551	9,834
Net cash provided by operating activities	132,328	317,187
Cash flows from investing activities:
Cash used for acquisitions, net of cash acquired	(824,795)	(58,705)
Purchases of property, plant and equipment	(99,974)	(93,212)
Proceeds from sale of property, plant and equipment	12,713	3,567
Cash used for equity investments	—	(2,686)
Net cash used in investing activities	(912,056)	(151,036)
Cash flows from financing activities:
Borrowings under revolving credit facility	1,142,000	422,000
Repayments under revolving credit facility	(367,000)	(886,000)
Proceeds from long-term debt and other loans	—	1,000,000
Repayments of long-term debt and other loans	(754)	(879)
Payments of loan costs	—	(12,529)
Payments of acquisition-related deferred and contingent consideration	(322)	(8,900)
Tax withholdings on and exercises of equity awards	(20,102)	(31,723)
Repurchase of common stock	(12,347)	(16,801)
Net cash provided by financing activities	741,475	465,168
Net change in cash and cash equivalents	(38,253)	631,319
Cash and cash equivalents at beginning of period	153,624	66,156
Cash and cash equivalents at end of period	$115,371	$697,475

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEET

(unaudited)

(in thousands, except per share amounts)	March 31, 2025	December 31, 2024
ASSETS
Current assets:
Cash and cash equivalents	$115,371	$153,624
Accounts receivable, less allowances of $44,993 and $41,233, respectively	1,251,571	1,163,147
Other receivables	270,218	344,342
Inventories, net	1,348,909	1,212,375
Contract assets	161,946	151,095
Other current assets	132,390	116,656
Total current assets	3,280,405	3,141,239
Property, plant and equipment, net	2,171,209	1,961,731
Operating lease right-of-use assets, net	597,125	594,301
Goodwill	3,969,019	3,678,504
Intangible assets, net	1,318,297	1,103,634
Other assets, net	111,560	103,677
Total assets	$11,447,615	$10,583,086
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,022,022	$868,054
Accrued liabilities	483,399	634,045
Contract liabilities	184,746	168,208
Current portion of operating lease liabilities	104,045	103,499
Current maturities of long-term debt	7,244	3,470
Total current liabilities	1,801,456	1,777,276
Noncurrent portion of operating lease liabilities	525,677	525,213
Long-term debt, net of current maturities, discounts and issuance costs	4,472,260	3,700,643
Deferred income taxes	137,528	148,167
Other long-term liabilities	136,534	135,317
Total liabilities	7,073,455	6,286,616
Commitments and contingencies (Note 11)
Stockholders' equity:
Preferred stock, $0.01 par value, 10,000 shares authorized; zero shares issued and outstanding	—	—
Common stock, $0.01 par value, 300,000 shares authorized; 113,726 and 113,578 shares issued and outstanding at March 31, 2025, and December 31, 2024, respectively	1,137	1,136
Additional paid-in capital	4,265,403	4,271,269
Retained earnings	107,620	24,065
Total stockholders' equity	4,374,160	4,296,470
Total liabilities and stockholders' equity	$11,447,615	$10,583,086

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

Reconciliation of GAAP Net Income to Adjusted Net Income

(unaudited)

	Three Months Ended		Twelve Months Ended
	March 31,		March 31,
(in millions)	2025	2024	2025
Reconciliation to Adjusted Net Income:
GAAP net income	$96.3	$258.8	$915.4
Acquisition and related expense	3.4	0.6	21.3
Technology implementation expense	24.1	9.8	81.2
Amortization expense	73.3	79.9	298.8
Tax-effect of adjustments to net income	(24.2)	(21.7)	(96.3)
Adjusted net income	$172.9	$327.4	$1,220.4

GAAP common shares outstanding	113.7	122.0
GAAP diluted common shares outstanding	114.3	123.4

Basic adjusted net income per share:	$1.52	$2.68
Diluted adjusted net income per share:	$1.51	$2.65

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

Reconciliation of GAAP Net Income to Adjusted EBITDA

(unaudited)

	Three Months Ended		Twelve Months Ended
	March 31,		March 31,
(in millions)	2025	2024	2025
Reconciliation to Adjusted EBITDA:
GAAP net income	$96.3	$258.8	$915.4
Interest expense, net	64.9	48.3	224.3
Income tax expense	47.4	88.2	362.7
Depreciation expense	71.7	60.5	267.8
Amortization expense	73.3	79.9	298.8
Stock compensation expense	14.2	16.9	60.4
Acquisition and related expense	3.4	0.6	21.3
Technology implementation expense	24.1	9.8	81.2
Tax-effect of adjustments to net income	(24.2)	(21.7)	(96.3)
Other management-identified adjustments (1)	(1.9)	(0.4)	23.5
Adjusted EBITDA	$369.2	$540.9	$2,159.1
Adjusted EBITDA margin	10.1%	13.9%	13.4%

(1) Primarily relates to severance, net gain/loss on sale of assets, and other one-time costs.

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

Reconciliation of GAAP Selling, General & Administrative Expenses to Adjusted Selling, General & Administrative Expenses

(unaudited)

	Three Months Ended
	March 31,
(in millions)	2025	2024
Reconciliation to Adjusted SG&A Expense:
GAAP SG&A expense	$930.8	$926.3
Depreciation expense	(49.4)	(42.0)
Amortization expense	(70.6)	(77.2)
Stock compensation expense	(14.2)	(16.9)
Acquisition and related expense	(3.4)	(0.6)
Technology implementation expense	(24.1)	(9.8)
Other management-identified adjustments (1)	1.9	0.4
Adjusted SG&A expense	$771.0	$780.2

GAAP SG&A expense as a % of sales	25.4%	23.8%
Adjusted SG&A expense as a % of sales	21.1%	20.0%

(1) Primarily relates to severance, net gain/loss on sale of assets, and other one-time costs.

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

Interest Reconciliation

(unaudited)

	Three Months Ended
	March 31, 2025
(in millions)	Interest Expense	Net Debt Outstanding
Revolving credit facility @ 5.40% weighted average interest rate	$11.2	$775.0
2032 Unsecured notes @ 4.25%	13.8	1,300.0
2034 Unsecured notes @ 6.375%	15.9	1,000.0
2032 Unsecured notes @ 6.375%	11.2	700.0
2030 Unsecured notes @ 5.00%	6.9	550.0
Amortization of debt issuance costs, discount and premium	1.5	-
Finance leases and other finance obligations	5.0	190.7
Cash	-	(115.4)
Total (1)	$65.5	$4,400.3

(1) Total interest expense does not include interest income of approximately $0.6 million received during the three month period.

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

Free Cash Flow

(unaudited)

Three Months Ended
(in millions)	March 31, 2025
Free Cash Flow
Operating activities	$132.3
Less: Capital expenditures, net of proceeds	(87.3)
Free cash flow	$45.0

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

Sales by Product Category

(unaudited)

	Three Months Ended March 31,
	2025		2024
(in millions)	Net Sales	% of Net Sales	Net Sales	% of Net Sales	% Change
Manufactured products	$846.3	23.1%	$979.2	25.2%	(13.6)%
Windows, doors & millwork	$922.8	25.3%	$1,030.4	26.4%	(10.4)%
Value-added products	1,769.1	48.4%	2,009.6	51.6%	(12.0)%

Specialty building products & services	914.0	25.0%	902.8	23.2%	1.2%
Lumber & lumber sheet goods	974.4	26.6%	979.0	25.2%	(0.5)%
Total net sales	$3,657.5	100.0%	$3,891.4	100.0%	(6.0)%